                                                                    Exhibit 35.1

                       AMERICAN HONDA FINANCE CORPORATION
                          ANNUAL COMPLIANCE CERTIFICATE
       PURSUANT TO SECTION 3.11(A) OF THE SALE AND SERVICING AGREEMENT AND
                           ITEM 1123 OF REGULATION AB

     I, Paul Honda, do hereby certify that I am the Assistant Vice President,
Assistant Secretary and Compliance Officer of American Honda Finance
Corporation, a California corporation (the "Company"), and further certify on behalf of the Company in its capacity as servicer (the "Servicer" and "Sponsor")
under the Sale and Servicing Agreement (the "Agreement") dated as of March 1,
2006 among the Servicer and Sponsor, American Honda Receivables Corp., as
Seller, and Honda Auto Receivables 2006-1 Owner Trust as follows:

     (i) A review of the activities of the Servicer during the 4 day period ended March 31, 2006, and of its performance under the Agreement has been made under my supervision;

     (ii) To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period in all material respects; and

     (iii) To the best of my knowledge and information, no event of default nor any event which with the giving of notice or lapse of time, or both, would become an event of default the Agreement, has occurred or is continuing.

     IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of June,
2006.

                                   /s/ Paul C. Honda
                                   ---------------------------------------------
                                   Paul C. Honda
                                   Assistant Vice President, Assistant Secretary
                                   and Compliance Officer